July 1, 1999





Mr. Awadhesh Sinha
Salant Corporation
1114 Avenue of the Americas
New York, New York 10036

Dear Awadhesh:

     Reference is hereby made to the Employment Agreement ("Employment Agreement"), dated February 1, 1999 between yourself as the employee and Salant Corporation (the "Corporation").

     We have mutually agreed to amend the Employment Agreement effective as of the date of this letter as follows:

     1. The first sentence of Section 1 is hereby deleted in its entirety and substituted with the following therefore:

          "The Corporation agrees to employ the Employee and the Employee agrees to serve the Corporation as the senior executive officer of the Corporation, having the titles, Chief Financial Officer and Chief Operating Officer of the Corporation."

     2. The first sentence of Section 2 is hereby deleted in its entirety and substituted with the following therefore:

          "The term of the Employee's employment under this Agreement shall commence on the Commencement Date and end on December 31, 2001."

     3. Section 3 (a) is hereby deleted in its entirety and substituted with the following therefore:

          "As annual salary for the services to be rendered by the Employee the Corporation shall pay a salary as of July 1, 1999 at the rate of $325,000 per annum until December 31, 1999, $350,000 for the next twelve month period of the Employment Period and $375,000 for the final twelve month period of the Employment Period, payable in equal bi-weekly installments during the Employment Period (the "Salary")."

     4. Section 6 (f) (ii) is hereby deleted in its entirety and substituted with the following therefore:

          "Salary, at the annualized rate in effect on the Termination Date for a period of twelve (12) months following the Termination Date (the "Non-renewal Severance Period")."

     5. Paragraph (a) of Exhibit 1 to the Employment Agreement ,
"INCENTIVE COMPENSATION SCHEDULE", is hereby deleted in its entirety and substituted with the following therefore:

          "If the Corporation's "Pre-tax Income", as shown on its audited financial statements for any fiscal year during the Employment Period ("Actual Annual Pre-tax Income"), is equal to or greater than 100% of the amount of Pre-tax Income provided for in the Corporation's annual business plan for that fiscal year ("Planned Annual Pre-tax Income"), the Employee shall receive a cash bonus equal to 60% of his annual Salary at the end of the applicable fiscal year ("Annual Salary")."

     6. Paragraph (b) of Exhibit 1 to the Employment Agreement , "INCENTIVE COMPENSATION SCHEDULE", is hereby deleted in its entirety and substituted with the following therefore:

          "If Actual Annual Pre-tax Income is less than 100% of Planned Annual Pre-tax Income, the Employee's cash bonus shall be reduced by 1.2% for each full 1% decrease (after rounding to the nearest 1/100th of a percent) by which Actual Annual Pre-tax Income is less than 100% of Planned Annual Pre-tax Income. For example, if Actual Annual Pre-tax Income was 95% of Planned Annual Pre-tax Income, the Employee would receive a cash bonus equal to 54% of his Annual Salary. In no event shall the Employee receive a cash bonus if the Actual Annual Pre-tax Income is less than 90% of the Planned Annual Pre-tax Income."

     7. Section 6(e) is hereby amended by the addition of the following at the end of the first paragraph of Section 6(e):

               ", or (v) the occurrence of an event constituting a "change of control" (as defined below). The definition of "change of control" shall include (i) a merger of Salant resulting in a third-party acquiring at least 50% of the outstanding Common Stock; (ii) any acquisition by a third-party of at least 50% of the outstanding Common Stock; and (iii) a sale of all or substantially all of the stock or assets of Salant."

     8. The following new Section 19 is hereby inserted in the Employment
Agreement:

          "SECTION 19. STOCK OPTIONS. The Corporation shall grant to the Employee non-qualified Stock Options (the "Stock Options") representing the right to purchase 100,000 shares of the Corporation's common stock, par value $1.00 per share (the "Common Stock"), pursuant to the Corporation's 1999 Stock Option Plan. The exercise price for the Stock Options will be the market price of the Common Stock on the grant date. The Stock Options shall be subject to the terms and conditions set forth in the Corporation's 1999 Stock Option Plan and an agreement or agreements to be entered into, pursuant to such plan (the "Stock Option Agreements"), between the Corporation and the Employee, provided however, there shall be no restrictions on any Common Stock acquired by Employee by exercise of any options granted by the Corporation, except for those restrictions pursuant to applicable law.

          Notwithstanding anything contained herein or in the Stock Option Agreements to the contrary, all Stock Options outstanding shall immediately vest upon a "Change of Control" (as hereinafter defined).

          During the Employment Period, Employee shall also receive such additional options as the Board deems appropriate in its sole discretion."

     Except as specifically set forth herein, the Employment Agreement remains in full force and effect and is hereby ratified, confirmed and approved. The Employment Agreement as modified by this letter is the only agreement that governs the term of your employment. All other Letter Agreements and memorandums are hereby null and void.

     If the foregoing correctly sets forth our mutual agreement, please sign and return to me the three attached copies of this letter.

                                        Very truly yours,

                                        SALANT CORPORATION



                                        By
                                          --------------------------------
                                          Michael J. Setola
                                          Chairman of the Board and
                                          Chief Executive Officer

Accepted and Agreed to

By
  -----------------------------
  Awadhesh Sinha